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Chico’s FAS, Inc.

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Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Issues Statement Correcting Another Round of Inaccurate Assertions from Barington Capital

Fort Myers, FL – June 29, 2016 – Chico's FAS, Inc. (NYSE: CHS) today issued the following statement in response to a letter published by Barington Capital Group, L.P. (“Barington”) on June 28, 2016:

Barington is not a long-term investor in Chico’s FAS and almost half of its claimed current ownership is made up of derivative contracts. Barington and its affiliates own approximately 0.92% of the Company’s outstanding shares and own derivatives potentially convertible into another approximately 0.64% of the Company’s outstanding shares, the majority of which were purchased within the past six months. Further, as shown in its proxy materials, between September 2014 and September 2015, Barington sold down its entire prior ownership position in the Company’s common stock.

When compared to Chico’s FAS world-class director nominees, we believe Barington’s less-qualified candidates are simply not as well positioned to represent shareholders’ interests. Although Barington cites its investments in various retailers as a qualification justifying the election of Jim Mitarotonda, according to Barington’s own proxy materials and website, Mr. Mitarotonda has served on only one apparel retail Board of Directors and that company was sold just months after he joined – for a less than 10% premium. We do not believe that a quick-sale, low-premium transaction represents a “meaningful improvement in shareholder value” as Barington claims. Further, as noted below, Barington’s attempt to take credit for improvements at other companies is misplaced as those improvements were reportedly also already underway1,2:

“Susan Anderson, an analyst with FBR Capital, said Chico's was making progress before feeling any pressure from Barington. Barington, she said, seems to be taking credit for changes it had nothing to do with and she saw it do the same with retailer The Children's Place. ‘Children's Place did more of the work. It's pretty typical,’ Anderson said.”

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1 Permission to use quotation neither sought nor obtained
2 Naples Daily News, “Chico’s fires back at activist investor Barington,” 06/03/16

Janet Grove, Barington’s other director candidate, is similarly lacking in relevant skills and expertise. Indeed, her retail and merchandising experience is so outdated that she lacks current experience in digital, which is a primary growth avenue for Chico’s FAS and almost every retailer today. Further, while Barington claims she has experience “improving” shareholder value, Ms. Grove has actually overseen value destruction in her director roles. Aeropostale went bankrupt. After being criticized by another activist investor, Safeway was sold to a private equity firm in a transaction that resulted in many shareholders exercising their appraisal rights and an ultimate settlement that provided shareholders with up to 26% more in cash per Safeway share than Ms. Grove obtained as a member of the Safeway Board when the grocery chain was sold.3

In this regard, after a comprehensive review that included input from Herbert Mines Associates, the Chico’s FAS Board rejected Barington’s nominees solely because they were less qualified, not because they were Barington’s nominees.

Chico’s FAS would prefer to engage constructively with Barington; however, Barington has not engaged constructively with the Company. We seek to maintain a constructive and open dialogue with all of our shareholders, Barington included. Members of the Company’s Board and management team have had numerous discussions with Barington, including four separate phone calls between the Company’s new CEO and Mr. Mitarotonda. In addition, Barington was invited to present to the full Board, an invitation to which Barington has thus far failed to respond. Given its dismissal of our invitation and its demand instead for personal Board representation, we believe Barington has been pre-disposed to launching its self-serving proxy contest in an attempt to secure Mr. Mitarotonda’s election regardless of the progress we are making or the actions we are taking.

We believe that electing either of Barington’s less qualified nominees would harm shareholder value and the significant progress we are making. We believe Barington has failed to demonstrate any ideas, vision or expertise that would warrant election of its nominees. Neither of Barington’s candidates can match the unique and relevant skill-sets provided by each of the Company’s director nominees. Further, replacing any one of the Board’s director nominees with either of Barington’s candidates would leave us without the relevant and current skills and experience that we believe are critical to supporting continued success under our new strategic plan. While we would prefer not to be incurring the costs associated with this proxy campaign, we believe those costs are justified by the substantial risk to shareholder value posed by Barington’s unwarranted, self-serving campaign.

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3 Wall Street Journal, “Safeway to Pay Hedge Funds $44 a Share to Settle Buyout Suits,” 06/02/15

Contrary to Barington’s assertions, the Board and management team of Chico’s FAS has been substantially reconstituted in the past three years. In an attempt to gain votes, Barington misleadingly associates decisions made more than five years ago with your Board’s current leadership and director nominees. However, since the 2011 acquisition that Barington cites, Chico’s FAS has appointed a new independent Chairman, a new CEO and President, a new Chief Financial Officer, a new General Counsel, a new Chief Human Resources Officer, among other new executives, and will have added four new directors – representing almost half of the Board – assuming your Board’s two new independent nominees are elected. We note that none of Chico’s FAS’ four director nominees were on the Board at the time of the Boston Proper acquisition.

The actions we are pursuing under Shelley Broader’s new plan are aimed at driving growth on the top and bottom line – and we are making significant progress, as many analysts and shareholders have observed. We believe it is disingenuous for Barington to attack Ms. Broader’s plan, our new Board and her new team, and the progress we are making yet claim it is not a referendum on Ms. Broader’s leadership. Since Ms. Broader joined the Company six months ago, we have announced four new focus areas aimed at driving growth on the top and bottom line, launched multiple new initiatives to enhance operating efficiencies and customer focus, made numerous key hires and governance enhancements, and identified $65 million to $85 million in expected annual costs savings. These actions bolster the Company’s foundation and are just the beginning of the improvements Ms. Broader expects to make under her new plan. The Chico’s FAS Board unanimously believes Ms. Broader should be allowed the opportunity to continue the progress we are making. We believe Barington’s decision to attack Ms. Broader’s plan just months into its launch underscores that Barington’s interests are quite different than all other Chico’s FAS shareholders.

Neither Hudson’s Bay Company nor any of the department stores within its portfolio are competitors in any practical sense to Chico’s FAS or any of its brands.  Chico’s FAS brands serve different price points, different geographic areas and different consumer demographics. Barington’s claim to the contrary is another proof point that shows Barington doesn’t understand Chico’s FAS and apparel retail today.

Chico’s FAS customers overwhelmingly do not shop at Hudson’s Bay stores. The Company’s estimate of its customers’ apparel spend at these department stores is so small that it has traditionally not even appeared on the Company’s market share analysis.  In fact, only 1.3% of our customers’ apparel spend is at any of these individual stores, based on Company estimates from customer surveys.

We believe Barington’s focus on this issue is intended to distract shareholders from the significant experience that Bonnie Brooks brings to our Board, particularly when compared to the Barington nominees. Ms. Brooks’ experience includes substantial, current retail, merchandising, digital and turnaround expertise and a strong track record across several leading global apparel retailers – all relevant skill sets to support the Company and the actions being taken to improve performance and drive value.

We believe Barington is also wrong to oppose Janice Fields, one of the Company’s newest independent directors, whose work has been widely applauded by shareholders and industry analysts. Barington’s criticisms of Ms. Fields ignore her many contributions and relevant qualifications. She brings to Chico’s FAS a proven track record in consumer marketing and brand building, multi-unit real estate and franchising – a skill-set that is highly relevant to our new strategic plan and that cannot be replaced by either of Barington’s nominees. Moreover, as Chair of the Corporate Governance & Nominating Committee, Ms. Fields successfully oversaw the succession planning for the Company’s most important executive leadership position, specifically the search and selection of Ms. Broader as our new Chief Executive Officer and President. Numerous shareholders and industry analysts have applauded the Chico’s FAS Board for this selection. For example1:

“…we are pleased that company was able to attract a strong, proven leader in a relatively short period of time...we believe CHS should benefit from a fresh perspective, coupled with her strong operational experience.” Jefferies, 28 October 2015

“Ms. Broader brings impressive retail leadership experience to the table. We believe the company made a solid choice in hiring Ms. Broader who comes to CHS with over 25 years of experience leading global and regional retail businesses.” SunTrust Robinson Humphrey, 28 October 2015

“We believe Ms. Broader will bring a differentiated skill set to the Chico’s organization; she will bring a fresh eye to running an apparel retailer and will likely use her operational expertise to improve the company’s speed to market.” Stifel, 28 October 2015

“Solid CEO Hire with Expertise in Operations/Finance to Take CHS to Next Omni Era of Retail” FBR & Co., 29 October 2015

In addition, during her tenure, Ms. Fields has also participated in the search and nomination of four new directors, including Ms. Brooks and William “Bill” Simon, who are standing for election. We believe that Ms. Fields’ combination of knowledge and contributions makes her an essential part of our Board, our new strategic plan and the actions underway to enhance shareholder value.

ABOUT CHICO'S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.

Contacts:

Investors:
Jennifer Powers
Vice President - Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer M. Shotwell / Jonathan E. Salzberger
Innisfree M&A Incorporated
(212) 750-5833

Media:
Barrett Golden / Leigh Parrish / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449